Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Tesoro Logistics LP of our report dated January 7, 2013 relating to the combined statements of revenues and direct operating expenses of the Northwest Products System, a component of Chevron Pipeline Company, which appears as Exhibit 99.1 in the Current Report on Form 8-K of Tesoro Logistics LP dated January 7, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 7, 2013